Exhibit 99.1

Consolidated Financial Statements

CR REWARD LLC

Years Ended December 31, 2021 and 2020

Report of Independent Registered Public Accounting Firm

To the Member of

CR Reward LLC

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of CR Reward LLC (the “Company”), as of December 31, 2021 and 2020, and the related consolidated statements of loss and comprehensive loss, changes in members’ equity (deficit), and cash flows for the years ended December 31, 2021 and 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of CR Reward LLC as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years ended December 31, 2021 and 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatements of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is matter arising from the current periods audit of the financial statements that were communicated or required to be communicated to the members and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Description of Critical Audit Matter

As described in Note 1 to the consolidated financial statements, the Company’s asset retirement obligation (“ARO”) as at December 31, 2021 and 2020 totaled $1,168,968 and $1,211,386 respectively. We considered the Company’s ARO a critical audit matter due to high professional judgement by management when assessing this obligation, including the assessment of the nature and extent of future work to be performed, the future cost of performing the rehabilitation work, the timing of when the rehabilitation will take place and economic assumptions such as the discount rate and inflation rates applicable to future cash outflows associated with rehabilitation activities to bring them to their present value.

How we addressed Critical Audit Matter

We reviewed the Company’s calculation of its ARO, and verified the correct valuation of the principal components of the provision in accordance with FASB ASC 410-20. To audit the ARO liability, our procedures included evaluating the methodology used, and testing the significant assumptions in the ARO calculations. We compared assumptions including the credit-adjusted risk-free rate, and inflation rate to current market data. In addition, to assess the estimates of disturbed acreage, timing of reclamation activities and reclamation costs, we verified consistency between timing of reclamation activities and projected mine life, considered the appropriateness of the estimated costs based on mine type, compared anticipated costs to recent reclamation expenditures, and recalculated management's estimate.

We have served as the Company’s auditor since 2022.

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada	Chartered Professional Accountants

July 7, 2022

CR REWARD LLC

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2021 AND DECEMBER 31, 2020

(Expressed in US dollars)

	12/31/21	12/31/20
Assets
Current assets
Cash	$549,350	$77,218
Prepaid	32,195	35,422
Total current assets	581,545	112,640

Other assets
Mineral properties, net	11,084,945	11,084,945
Property, plant and equipment	838,991	813,851
Total other assets	11,923,936	11,898,796

Total assets	$12,505,481	$12,011,436

Liabilities and Member’s Equity (Deficit)

Current liabilities
Accounts payable	$22,697	$96,917
Total current liabilities	22,697	96,917

Long term liabilities
Asset retirement obligation	1,168,968	1,211,386
Total long-term liabilities	1,168,968	1,211,386

Total liabilities	1,191,665	1,308,303

Member’s equity
Member’s capital	21,317,522	20,417,522
Accumulated deficit	(10,003,706)	(9,714,389)

Total member's equity	11,313,816	10,703,133

Total liabilities and member’s equity	$12,505,481	$12,011,436

Commitment and contingencies (note 7)

See accompanying notes to consolidated financial statements

CR REWARD LLC

CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

FOR THE YEAR ENDED DECEMBER 31, 2021 AND 2020

(Expressed in US dollars)

	Year Ended
	12/31/21	12/31/20
Operating expenses
General and administrative	$100,055	$233,790
Exploration, evaluation, and project expense	161,035	544,733
Accretion expense	11,266	20,178
Total operating expenses	272,356	798,701

Net operating loss	(272,356)	(798,701)

Financing expense	16,961	25,606
Net loss and comprehensive loss	$(289,317)	$(824,307)

See accompanying notes to consolidated financial statements

CR REWARD LLC

CONSOLIDATED STATEMENTS OF MEMBER’S EQUITY (DEFICIT)

FOR THE YEAR ENDED DECEMBER 31, 2021 AND 2020

(Expressed in US dollars)

			Total
			Member’s
	Member’s	Accumulated	Equity
	Capital	Deficit	(Deficit)

December 31, 2019	$19,217,522	$(8,890,082)	10,327,440
Member’s contribution	1,200,000	-	1,200,000
Net loss	-	(824,307)	(824,307)
December 31, 2020	$20,417,522	$(9,714,389)	$10,703,133

Member’s contribution	900,000	-	900,000
Net loss	-	(289,317)	(289,317)
December 31, 2021	$21,317,522	$(10,003,706)	$11,313,816

See accompanying notes to consolidated financial statements

CR REWARD LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2021 AND 2020

(Expressed in US dollars)

	Year Ended
	12/31/21	12/31/20

Cash flows from operating activities
Net loss	$(289,317)	$(824,307)
Adjustments to reconcile net loss to net cash used in operating activities; change in operating assets and liabilities:
Prepaid expenses	3,227	(14,314)
Accounts payable	(74,220)	(42,481)
Asset retirement obligation	(42,418)	149,390

Net cash used in operating activities	(402,728)	(731,712)

Cash flows from investing activity
Additions to Property, plant and equipment	(25,140)	(813,865)

Net cash used in investing activities	(25,140)	(813,865)

Cash flows from financing activities
Proceeds from member contribution	900,000	1,200,000

Net cash provided by financing activities	900,000	1,200,000

Net increase (decrease) in cash	472,132	(345,577)

Cash, beginning of period	77,218	422,795

Cash, end of period	$549,350	$77,218

See accompanying notes to consolidated financial statements

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CR Reward Corporation was formed on June 1, 2007. On July 1, 2018, the corporation was converted to a Nevada limited liability company and renamed CR Reward LLC (“Reward” or the “Company”). The Company is a junior exploration company engaged in the acquisition and exploration of properties that may contain gold, silver, and other metals. On October 9, 2020, the Company formed a wholly owned subsidiary, CR Reward Water Holdings LLC, a Nevada limited liability company to hold the Reward mine and related assets in Nye county, Nevada. The balances and results of operations of CR Reward Water Holdings LLC are consolidated within these financial statements. The Company is a wholly owned subsidiary of Waterton Nevada Splitter, LLC (“Waterton Nevada”), a subsidiary of Waterton Precious Metals Fund II Cayman, LP (“Waterton”).

Basis of Presentation and Statement of Compliance

The accompanying consolidated financial statements (the “consolidated financial statements”), have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Basis of Measurement

These consolidated financial statements have been prepared on the going concern basis, under the historical cost convention, except for certain financial instruments that are measured at fair value as described herein.

Principles of Consolidation

The consolidated financial statements include the accounts of CR Reward LLC and its wholly owned subsidiaries. All significant inter-entity balances and transactions have been eliminated in consolidation.

Cash, Cash Equivalents and Concentration

The Company considers all highly liquid investments with a maturity of three months or less when acquired to be cash equivalents. The Company places its cash with high credit quality financial institutions in the United States. On December 31, 2021, the Company’s cash balance was $549,350.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates have been made for asset retirement obligations.

Foreign Currency Translation

The functional currency of the Company and its subsidiary is the US dollar.

Leases

The Company has early adopted Financial Accounting Standards Board (FASB) ASU 2016-02, Leases (Topic 842). Leases of 12 months or less are accounted for similar to existing guidance for operating leases. For leases with a lease term greater than one year, the Company recognizes a lease asset for its right to use the underlying leased asset and a lease liability for the corresponding lease obligation.

Property, plant and equipment

Land includes associated resource rights where they are not legally separate. If the predominant feature of land is underlying minerals, it is classified as mineral properties, and otherwise it is classified as property, plant and equipment.

Mineral Property Acquisition and Exploration Costs

Mineral property exploration and evaluation expenditures are expensed as incurred until economic reserves are quantified and the Company has developed a plan for operating a mine. Costs of lease including associated advance royalties, exploration, carrying and retaining unproven mineral lease properties are expensed as incurred. The Company expenses all mineral exploration costs as incurred, except acquisition costs. Once the Company has identified proven and probable reserves in its investigation of its properties and developed a plan for operating a mine economically, it capitalizes future development costs until production is established. When a property reaches the production stage, the related capitalized costs will be amortized over the estimated life of the probable-proven reserves. When the Company has capitalized mineral properties, these properties are periodically assessed for impairment of value and any diminution in value. The capitalization criteria have not been met and therefore all exploration and evaluation costs are being expensed.

The Company has reclamation and closure cost obligations related to the operations of the Reward gold and silver mine in Nye County, Nevada at the end of its useful life.

	2021	2020
Balance, January 1	$1,211,386	$1,061,996
Accretion	11,266	20,178
Change in estimates	(53,684)	129,212
Balance, December 31 (current)	$-	$-
Balance, December 31 (long term)	$1,168,968	$1,211,386

Life of mine	2029	2029

Although the ultimate amounts for future site reclamation and remediation are uncertain, the best estimate of these obligations was based on information available, including current legislation, third-party estimates, and management estimates. The amounts and timing of the mine closure obligations will vary depending on several factors including future operations and the ultimate life of the mine, future economic conditions, and changes in applicable environmental regulations.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair value:

Level 1 - Valuation based on quoted market prices in active markets for identical assets and liabilities.

Level 2 - Valuation based on quoted market prices for similar assets and liabilities in active markets.

Level 3 - Valuation based on unobservable inputs that are supported by little or no market activity, therefore requiring management’s best estimate of what market participants would use as fair value.

The fair value of cash and accounts payable and accrued liabilities approximates their carrying values due to their short term to maturity.

Income Taxes

The Company and its subsidiary are limited liability companies registered in Nevada, USA. These entities are disregarded entities for United States income tax purposes; accordingly, no provision for income taxes is included in these financial statements.

Long Lived Assets

The Company assesses the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. When the Company determines that the carrying value of long-lived assets may not be recoverable based upon the existence of one or more indicators of impairment and the carrying value of the asset cannot be recovered from projected undiscounted cash flows, the Company records an impairment charge. The Company measures any impairment based on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent in the current business model. Significant management judgment is required in determining whether an indicator of impairment exists and in projecting cash flows.

Risks and Uncertainties

Since the formation of the Company, it has not generated any revenues. Although the Company has identified mineralization, obtained applicable permits and advanced its evaluation of the Reward project, the Company has not commenced development nor established current economic feasibility of the deposit in conjunction with an operating plan for the Reward mine. The Company has determined that previous technical reports established on the basis of economic assumptions are insufficient for purposes of establishing the mining methods, processing and recoveries associated with an economically feasible mine plan.

The Company’s sole source of financing to conduct its business activities has been through equity contributions from its member. The Company is subject to all the risks inherent in the initial organization, financing, expenditures, complications and delays inherent in mineral exploration and development. Our business is dependent upon establishing the economic feasibility of extracting minerals profitably, including the development and implementation of a mine development and operating plan. There can be no assurance that our efforts will be successful or that we will ultimately be able to generate revenue or attain profitability.

Natural resource exploration, development and operation, is a business that by its nature is very speculative. There is a significant possibility that we will be able to mine or extract minerals at a profit as the deposit may not be of the quality or size necessary for us or a potential purchaser of the property to make a profit from mining it. Few properties that are explored are ultimately developed into producing mines. Unusual or unexpected geological formations, geological formation pressures, fires, power outages, labor disruptions, flooding, explosions, cave-ins, landslides and the inability to obtain suitable or adequate machinery, equipment or labor are just some of the many risks involved in mineral programs and the subsequent development of gold deposits.

The Company business is exploring and planning for the potential extraction of gold and other minerals. If the Company determines it has commercially exploitable gold or other deposits, revenue from such discoveries will not be generated unless the gold or other minerals are actually mined.

Mining operations in the United States are subject to many different federal, state, and local laws and regulations, including stringent environmental, health and safety laws. In the event operational responsibility is assumed for mining our properties, the Company may be unable to comply with current or future laws and regulations, which can change at any time. Changes to these laws may adversely affect any of the Company potential mining operations. Moreover, compliance with such laws may cause substantial delays and require capital outlays greater than those the Company anticipate, adversely affecting any potential mining operations. Future mining operations, if any, may also be subject to liability for pollution or other environmental damage. The Company may choose to not be insured against this risk because of high insurance costs or other reasons.

The Company’s exploration and development activities may be affected by existing or threatened medical pandemics, such as the novel coronavirus (COVID-19). A government may impose strict emergency measures in response to the threat or existence of an infectious disease, such as the emergency measures imposed by governments of many countries and states in response to the COVID-19 virus pandemic. As such, there are potentially significant economic and social impacts of infectious diseases, including but not limited to the inability of the Company to develop and operate as intended, shortage of skilled employees or labor unrest, inability to access sufficient healthcare, significant social upheavals or unrest, disruption to operations, supply chain shortages or delays, travel and trade restrictions, government or regulatory actions or inactions (including but not limited to, changes in taxation or policies, or delays in permitting or approvals, or mandated shut downs), declines in the price of precious metals, capital markets volatility, availability of credit, loss of investor confidence and impact on economic activity in affected countries or regions. In addition, such pandemics or diseases represent a serious threat to maintaining a skilled workforce in the mining industry and could be a major health-care challenge for the Company. There can be no assurance that the Company or the Company’s personnel will not be impacted by these pandemic diseases and the Company may ultimately see its workforce productivity reduced or incur increased medical costs/insurance premiums as a result of these health risks. COVID-19 is rapidly evolving and the effects on the mining industry and the Company are uncertain. The Company may not be able to accurately predict the impact of infectious disease, including COVID-19, or the quantum of such risks. There can be no assurance that the Company will not be impacted by adverse consequences that may be brought about by pandemics on global financial markets, which may reduce resources, share prices and financial liquidity and may severely limit the financing capital available to the Company.

Recent Accounting Pronouncements

The Company is not aware of any recent accounting pronouncements expected to have a material impact on the consolidated financial statements.

NOTE 2 - MINERAL PROPERTIES

Cost and net book value
As of December 31, 2021 and December 31, 2020	$11,084,945

NOTE 3 – PROPERTY, PLANT AND EQUIPMENT

Cost and net book value	Land including associated resources and rights
As of December 31, 2019	$-
Acquired during the year	813,851
As of December 31, 2020	813,851
Additions	25,140
As of December 31, 2021	$838,991

NOTE 4 – ACCOUNTS PAYABLE

	12/31/2021	12/31/2020
Trade accounts payable	$5,325	$61,597
Due to related parties (note 5)	17,372	35,320
Total	22,697	96,917

NOTE 5 - RELATED PARTY

By virtue of common control, Elko Mining Group is related to the Company. Elko Mining Group provides certain technical services to the Company, for which it receives a service fee. In the year ended December 31, 2021, the Company incurred fees of $182,319 (2020: $251,182), of which $17,372 (2020: $35,320) was outstanding at year-end. The amount due is non-interest bearing and due on demand.

The Company has posted a reclamation bond with the Bureau of Land Management for $1,130,709. The reclamation bond is posted through a surety arrangement and is guaranteed by the Company and by Waterton. The Company is responsible for interest charges associated with the surety arrangement. In the year ended December 31, 2021, the Company incurred financing expense of $16,961 (2020: $25,606) associated with this surety arrangement and letter of credit.

NOTE 6 - MEMBER’S EQUITY

Authorized, issued and outstanding

An unlimited number of member units have been authorized. In the year ended December 31, 2021, the member of the Company contributed $900,000 in member’s equity (2020: $1,200,000). The member’s units issued and outstanding as at December 31, 2021 and 2020 were 21,317,522 and 20,417,522 respectively.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

The Company has four leases which require annual advance royalty payments according to the following schedules. These leases are out of the scope of ASC 842 Leases, and any advance royalty paid is expensed off as exploration expenses. The advance royalties paid till December 31, 2021 was $415,405 (2020: $383,005). Once in production, each agreement attracts payment of net smelter royalties as per the last row of the following table.

	Connolly	Webster(1)	Orser	Meeteren	Total
2022	$10,000	$7,500	$20,000	$2,400	$39,900
2023	$10,000	$7,500	$20,000	$2,400	$39,900
2024	-	-	$20,000	$2,400	$22,400
2025	-	-	-	$2,400	$2,400
2026	-	-	-	$2,400	$2,400
2027	-	-	-	$2,400	$2,400
2028	-	-	-	$2,400	$2,400
2029	-	-	-	$2,400	$2,400
2030	-	-	-	$2,400	$2,400
Applicable NSR’s	3.0%	3.0%	3.0%	3.0%

(1)	All amounts of annual advance minimum royalties paid during a calendar year shall be applied toward all amounts of earned mineral production royalties payable during that calendar year.

NOTE 8 - SUBSEQUENT EVENTS

On April 21, 2022, Augusta Gold Corp. (“Augusta”) announced that it had entered into an agreement to acquire the Reward Project (the “Transaction”) from Waterton Nevada for the following consideration:

●	$12.5 million cash paid on closing of the Transaction (“Closing”);

●	$15.0 million comprised of 7,800,000 Augusta common shares paid on Closing with the remaining payable (based on C$1.70 per common share) at the time of Augusta’s next equity financing, in cash or Augusta common shares, provided the additional amount of common shares does not result in Waterton owning more than 9.99% of Augusta’s issued and outstanding common shares.

●	$17.5 million cash paid within 90 days of Closing (the “Deferred Payment”).

Augusta announced the closing of the acquisition of the Reward Project on June 14, 2022 (refer to the Augusta’s news releases dated April 21, 2022, June 7, 2022 and June 14, 2022 for further information).